EXHIBIT 99.1

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                           Sistersville Bancorp, Inc.

                         726 WELLS STREET, P.O. BOX 187
                             SISTERSVILLE, WV 26175
                                  304-652-3671



FOR IMMEDIATE RELEASE                            FOR FURTHER INFORMATION CONTACT
---------------------                            -------------------------------
December 8, 2000                                 Stanley M. Kiser
                                                 President and CEO
                                                 (304) 652-3671


              Sistersville Bancorp, Inc. Announces Stock Repurchase
              -----------------------------------------------------

         Sistersville,  WV -  Sistersville  Bancorp,  Inc. (the  "Company")  the
parent holding company of First Federal Savings Bank (the "Bank"), today announced that it has received Board approval to initiate a repurchase plan covering up to 10% or 53,873 shares of the Company's common stock to be purchased in the open market. The Company currently has 538,739 shares of common stock outstanding. Mr. Stanley M. Kiser, President and Chief Executive Officer of the Company, indicated that the repurchases would be made from time to time in open-market transactions, subject to the availability of stock. The repurchased shares would be available for general corporate use.

         Additionally, the Company announced that the Board of Directors has declared a $0.20 per share cash dividend payable on January 2, 2001 to stockholders of record as of the close of business on December 18, 2000. This is an increase of $0.02 per share compared to the most recent dividend.

         First Federal Savings Bank is a federally chartered savings bank. The Bank's deposits are insured up to the maximum legal amount by the Federal Deposit Insurance Corporation (FDIC). The Company's common stock is traded in the over-the-counter market with quotations available through the OTS "Electronic Bulletin Board" under the symbol "SVBC".